EXHIBIT 8.1

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street | New York, NY 10019-6131 | tel 212.858.1000 | fax 212.858.1500

December 12, 2023

Consumers Energy Company
Consumers 2023 Securitization Funding LLC
One Energy Plaza
Jackson, Michigan 49201

Ladies and Gentlemen:

We have acted as special tax counsel for Consumers Energy Company, a Michigan corporation (“Consumers Energy”), and Consumers 2023 Securitization Funding LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale by the Company of $646,000,000 aggregate principal amount of Senior Secured Securitization Bonds, Series 2023A (the “Securities”) pursuant to the Registration Statement on Form SF-1 (File Nos. 333-274648 and 333-274648-01) (the “Registration Statement”), as amended, filed by Consumers Energy and the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related preliminary prospectus, subject to completion, dated November 13, 2023 contained therein (the “Preliminary Prospectus”) and prospectus dated December 5, 2023 (the “Final Prospectus” and, together with the Preliminary Prospectus, the “Prospectus”) relating to the offer and sale of the Securities. The Securities have been issued under the Indenture dated as of December 12, 2023, between the Company and The Bank of New York Mellon, a New York banking corporation, as trustee, securities intermediary and account bank (the “Trustee”), in the form filed as Exhibit 4.1 to the Registration Statement, together with a Series Supplement dated as of December 12, 2023 between the Company and the Trustee establishing the form and terms of such Securities in the form included in such Exhibit 4.1 to the Registration Statement (collectively, the “Indenture”).

We have reviewed the Registration Statement, the Prospectus, the Indenture, the other Basic Documents (as defined in the Prospectus) and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such limited liability company proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons, and that the Indenture has been duly authorized, executed and delivered by the Trustee. In delivering this letter, we have relied, without independent verification, as to factual matters, on certificates and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, Consumers Energy, the underwriters of the Securities and the Trustee. In addition, we have assumed that the Securities will be issued, and all relevant transactions will occur, in accordance with the Registration Statement, including the Prospectus, the Indenture and the other Basic Documents. We have also assumed that the Statute (as defined in the Prospectus) is valid and that the Financing Order (as defined in the Prospectus) is valid, complies with Michigan law, is in full force and effect and is final and non-appealable.

On the basis of the assumptions and subject to the qualifications and limitations referred to or set forth herein, we are of the opinion that, for U.S. federal income tax purposes:

1. The Company will not be treated as a taxable entity separate and apart from Consumers Energy.

2. The Securities will be treated as debt of Consumers Energy.

This letter is limited to the U.S. federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, in this letter any other tax consequences regarding the transaction referred to above or any other transaction. This letter is rendered as of the date hereof and is based on the current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued or proposed thereunder, revenue rulings, revenue procedures and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any change could apply retroactively and modify the legal conclusions upon which our opinions are based. We do not undertake, and we hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, that may be brought to our attention at a later date.

We hereby consent to (a) the posting of a copy of this letter to an internet website required under Rule 17g-5 under the Securities Exchange Act of 1934 and maintained by Consumers Energy for the purpose of complying with such rule and (b) the filing of this letter as Exhibit 8.1 to the Current Report on Form 8-K filed by Consumers Energy and the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the captions “Material United States Federal Income Tax Consequences”, “Legal Matters” and “Prospectus Summary—Federal Income Tax Status” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP